Exhibit 99.1

FOR IMMEDIATE RELEASE

For additional information contact:
Joseph Cormier	Mark Root
Senior Vice President, Corporate Development	Executive Director, Corporate Communications
703-218-8258	703-218-8397; cell: 571-259-1169
joe.cormier@mantech.com	mark.root@mantech.com

ManTech Reports First Quarter 2009 Financial Results

•	Operating income of $40.4 million, up 17% over first quarter 2008

•	Net Income of $24.5 million, up 23% over first quarter 2008

•	Diluted earnings per share of $0.68, up 19% over first quarter 2008

•	Contract awards of $502 million in the first quarter

•	Updates 2009 Full Year Revenue and EPS Guidance

FAIRFAX, Virginia, April 29, 2009 – ManTech International Corporation (NASDAQ: MANT) today announced results for the first quarter of 2009. ManTech reported revenue of $449.6 million for the first quarter of 2009, up $24.5 million, or 6%, compared to $425.1 million for the same period in 2008.

Operating income in the first quarter was $40.4 million (9.0% of revenue) up 17% compared to $34.6 million (8.1% of revenue) for the same period in 2008. Net Income in the first quarter was $24.5 million up 23% compared to $19.9 million for the same period in 2008. Diluted earnings per share were $0.68 for the first quarter, up 19% compared to $0.57 for the same period in 2008.

First quarter revenue was reduced due to deferred or delayed procurements on some of our Army programs, such as countermine/JERRV and pass-through requirements on other defense contracts including our regional support centers (RSC).

Contract Awards & Backlog

ManTech had contract awards of $502 million in the first quarter with 67% of the awards coming from new or add-on business.

As a result of the contract awards received in the first quarter of 2009, ManTech’s reported backlog as of March 31, 2009 was $4.07 billion, an 18% increase from $3.44 billion as of March 31, 2008. Funded backlog was a $1.10 billion as of March 31, 2009, a 16% increase from $949 million as of March 31, 2008.

DDK Technology Group Acquisition Completed

ManTech closed the acquisition of DDK Technology Group, Inc. (DDK) on March 13, 2009. DDK is a rapidly growing provider of cyber security to the DoD, with particular focus on the Naval Criminal Investigative Service (NCIS). Headquartered in Lanham, MD, DDK is a highly-specialized company providing cyber intelligence analysis, computer and network forensics and counterterrorism/ counterintelligence support and analysis globally. All of DDK’s over 50 employees have high-level clearances.

Cyber Security and Comprehensive National Cyber Initiative (CNCI) Update

The White House’s 60-day federal government cyber security review has been completed, which will now allow the government to focus on execution of its cyber security strategy. This will drive increased procurement and spending in the second half of 2009 related to core ManTech cyber security customers. As a leading provider of cyber security solutions, ManTech contributed to the Intelligence and National Security Alliance’s (INSA) submission for the cyber security 60-day review.

“Given ManTech’s unique position with leading cyber security agencies and customers, across the Intelligence, DoD and DHS agencies, we see expanding opportunities that will lead to strong growth in our cyber security segment of the business”, said George J. Pedersen, Chairman & Chief Executive Officer, ManTech International Corporation.

During the quarter, the Company renewed and significantly increased the scope of one of its cyber security contracts. Additionally, other existing cyber security contracts have seen expansion during the quarter.

Cash Flow and Balance Sheet Information

Days Sales Outstanding of accounts receivable, or DSOs, were 89 days as of March 31, 2009 and net debt was approximately $86 million.

“The first quarter’s cash collections were negatively impacted by several large receivable collections that did not occur until early April. We anticipate our cash flow from operations conversion versus net income will be at least 75% for the year based on a mid-70 day DSO level,” said Kevin M. Phillips, Executive Vice President and Chief Financial Officer, ManTech International Corporation.

Company Guidance

The Company’s initial second quarter and updated full year 2009 guidance is summarized in the table below. ManTech’s guidance does not include future acquisitions or divestitures.

(Dollars in millions, except earnings per share amounts)

	2nd Quarter 2009	Full Year 2009
Revenue	$480 - $510	$2,000 - $2,075
Net Income	$25.7 - $26.7	$105.5 - $108.9
Diluted Earnings Per Share	$0.71 - $0.74	$2.91 - $3.01
Weighted Average Shares Outstanding	36.15 million	36.20 million

Key Guidance Assumptions

•	Countermine/JERRV revenues of $105 million in the second quarter and at least $410 million for full year 2009

•	Net interest expense of $150,000 in the second quarter and $450,000 for the full year

•	Tax rate of 39.2% for the second quarter and for full year 2009

•	Increasing requirements and funding on existing cyber security contracts and programs as well as growth in the cyber security business development pipeline

The guidance reflects current visibility on the stated programs above. The passage of DoD supplemental appropriations of $83 billion (of which $45 billion is for the Army) anticipated in late May 2009 may support additional mission requirements for ManTech’s business base.

Conference Call

ManTech executive management will hold a conference call today at 5 p.m. EST, to discuss first quarter 2009 results and answer questions. Interested parties may access the call by dialing (888) 797-2996 (domestic) or (913) 312-0829 (international). The conference call will be Webcast (listen only) simultaneously via the Internet at www.mantech.com. Interested parties should dial in or log on approximately ten minutes prior to the start of the call.

A replay of the call will be available beginning at 9 p.m. today and will remain available through midnight, May 13, 2009. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 8146922. A replay will also be available on ManTech’s website approximately two hours after the conclusion of the call.

About ManTech International Corporation:

Headquartered in Fairfax, Virginia with approximately 8,000 professionals, ManTech International Corporation is a leading provider of innovative technologies and solutions for mission-critical national security programs for the Intelligence Community; the departments of Defense, State, Homeland Security and Justice; the Space Community and other U.S. federal government customers. ManTech’s expertise includes systems engineering, systems integration, software development services, enterprise architecture, cyber security, information assurance, intelligence operations and analysis support, network and critical infrastructure protection, information operations and information warfare support, information technology, communications integration, global logistics and supply chain management, and service oriented architectures. The company supports the advanced telecommunications systems that are used in Operation Iraqi Freedom and in other parts of the world; has developed a secure, collaborative communications system for the U.S. Department of Homeland Security; and builds and maintains secure databases that track terrorists. The company operates in the United States and approximately 40 countries. In 2008, BusinessWeek magazine chose ManTech for its ‘InfoTech 100’ listing representing the best performing tech companies in the world; Forbes.com named ManTech as one of the 400 Best Big Companies in the nation; and A-Space, a Web 2.0 enhanced collaboration tool that ManTech developed for the Intelligence Community was named one of the Top 50 Inventions of the Year by Time magazine. Also in 2008, GI Jobs magazine named ManTech a Top Ten Military Friendly Employer for the third year in a row. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information:

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts, win new contracts, or win recompetes; adverse results of U.S. government audits of our government contracts; risks associated with complex U.S. government procurement laws and regulations; adverse effect of contract consolidations; risk of contract performance or termination; failure to obtain option awards, task orders or funding under contracts; adverse changes in our mix of contract types; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute or effectively integrate future acquisitions; risks of financing, such as increases in interest rates and restrictions imposed by our credit agreement; and competition. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in ManTech’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009, and, from time to time, in ManTech's other filings with the Securities and Exchange Commission, including among others, its reports on Form 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands Except Per Share Amounts)

	(unaudited)
	March 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,598	$4,375
Receivables—net	445,398	407,248
Prepaid expenses and other	8,866	14,200

Total Current Assets	463,862	425,823

Property and equipment—net	16,442	16,563
Goodwill	488,778	479,516
Other intangibles—net	80,647	78,710
Employee supplemental savings plan assets	13,896	14,771
Other assets	5,930	6,329

TOTAL ASSETS	$1,069,555	$1,021,712

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of debt	$95,200	$44,100
Accounts payable and accrued expenses	148,805	157,407
Accrued salaries and related expenses	49,924	75,121
Billings in excess of revenue earned	9,369	8,451

Total Current Liabilities	303,298	285,079

Accrued retirement	15,229	15,930
Other long-term liabilities	8,151	7,769
Deferred income taxes—non-current	33,984	32,398

TOTAL LIABILITIES	360,662	341,176

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS' EQUITY:
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 22,107,822 and 21,765,004 shares issued at March 31, 2009 and December 31, 2008; 21,864,782 and 21,521,964 shares outstanding at March 31, 2009 and December 31, 2008	221	218
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,678,345 and 13,958,345 shares issued and outstanding at March 31, 2009 and December 31, 2008	137	140
Additional paid-in capital	340,338	336,454
Treasury stock, 243,040 shares at cost at March 31, 2009 and December 31, 2008	(9,114)	(9,114)
Retained earnings	377,456	352,978
Accumulated other comprehensive loss	(145)	(140)

TOTAL STOCKHOLDERS’ EQUITY	708,893	680,536

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,069,555	$1,021,712

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands Except Per Share Amounts)

	(unaudited) Three months ended March 31,
	2009	2008
REVENUES	$449,570	$425,072
Cost of services	370,304	355,718
General and administrative expenses	38,908	34,800

OPERATING INCOME	40,358	34,554
Interest expense	(303)	(1,642)
Interest income	69	211
Other expense, net	(3)	(120)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	40,121	33,003
Provision for income taxes	(15,643)	(13,070)

NET INCOME	$24,478	$19,933

BASIC EARNINGS PER SHARE:
Class A basic earnings per share	$0.69	$0.58

Weighted average common shares outstanding	21,594	20,319

Class B basic earnings per share	$0.69	$0.58

Weighted average common shares outstanding	13,912	14,238

DILUTED EARNINGS PER SHARE:
Class A diluted earnings per share	$0.68	$0.57

Weighted average common shares outstanding	21,955	20,782

Class B diluted earnings per share	$0.68	$0.57

Weighted average common shares outstanding	13,912	14,238

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	(unaudited) Three months ended March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,478	$19,933
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	1,729	1,733
Excess tax benefits from exercise of stock options	(173)	(842)
Deferred income taxes	862	404
Depreciation and amortization	4,402	4,167
Change in assets and liabilities—net of effects from acquired businesses:
Receivables-net	(36,863)	(13,927)
Prepaid expenses and other	6,066	5,363
Accounts payable and accrued expenses	(8,491)	14,221
Accrued salaries and related expenses	(25,555)	(15,285)
Billings in excess of revenue earned	918	(960)
Accrued retirement	174	(1,015)
Other	647	1,219

Net cash flow from operating activities	(31,806)	15,011

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(443)	(576)
Investment in capitalized software for internal use	(1,232)	(459)
Acquisition of businesses—net of cash acquired	(14,336)	(213)

Net cash flow from investing activities	(16,011)	(1,248)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,767	4,231
Excess tax benefits from the exercise of stock options	173	842
Net borrowings (repayment) under the line of credit	51,100	(16,900)

Net cash flow from financing activities	53,040	(11,827)

NET INCREASE IN CASH AND CASH EQUIVALENTS	5,223	1,936
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,375	8,048

CASH AND CASH EQUIVALENTS, END OF PERIOD	$9,598	$9,984

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